UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : January 11, 2006

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois	60147-0393
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operation and Financial Condition

On January 11, 2006, Richardson Electronics, Ltd. issued a press release reporting results for its fiscal second quarter ended December 3, 2005. A copy of the press release is furnished below:

Richardson Reports Second Quarter Operating Income of $7.4 Million, up 50.8% from the Prior Year

LaFox, IL, Wednesday, January 11, 2006: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported results for its fiscal second quarter ended December 3, 2005. Sales in the quarter were $155.8 million, an increase of 3.0% from the second quarter of fiscal 2005. Gross margin improved to 25.4% of sales in the second quarter of fiscal 2006 from 24.4% of sales in the same period last year. Operating income increased 50.8% to $7.4 million in the second quarter of fiscal 2006 from $4.9 million in the same quarter last year.

Net income was $0.5 million in the second quarter, or $0.03 per diluted common share, as compared with $4.0 million, or $0.23 per diluted common share, in the same quarter last fiscal year. The decrease in net income from the prior year was primarily due to foreign exchange fluctuations. The results for the second quarter of fiscal 2006 include a foreign exchange loss of $3.8 million, as compared to a foreign exchange gain of $3.3 million in the second quarter last year. The foreign exchange loss was due to the strengthening of the U.S. dollar relative to debt due from foreign subsidiaries to the U.S. parent company and denominated in foreign currencies.

During the second quarter of fiscal 2006, the Company implemented a reorganization plan encompassing the Company’s RF & Wireless Communications Group and Industrial Power Group business units. Effective for the second quarter of fiscal 2006, Industrial Power Group has been designated as Electron Device Group and RF & Wireless Communications Group has been designated as RF, Wireless & Power Division. The reorganization was implemented to increase efficiencies by integrating Industrial Power Group’s power conversion sales and product management into RF & Wireless Communications Group, expanding the geographic sales coverage and seeking to drive power conversion sales growth by leveraging RF & Wireless Communications Group’s larger sales resources. In addition, the Company believes that Electron Device Group will benefit from an increased focus on the high-margin tube business with a simplified global sales and product management structure to work more effectively with customers and vendors. All data presented has been reclassified to reflect the reorganization.

Sales Highlights – Second Quarter Fiscal 2006 as Compared with Second Quarter Fiscal 2005

The Company recorded year-over-year sales growth for the second quarter of fiscal 2006. RF, Wireless & Power Division led the sales growth, increasing sales 6.5% with higher demand for network access and passive/interconnect products. Sales for Security Systems Division grew 3.3% in the second quarter of fiscal 2006, led by sales increases in private label products. Electron Device Group’s sales increased 2.8% mainly due to growth in semiconductor fabrication equipment and tube products. Sales for Display Systems Group were down 7.1% due mainly to the delay in closing project business which is expected to be shipped over the balance of the year, offset by an increase in sales of custom display products resulting from the acquisition of A.C.T. Kern GmbH & Co. KG effective June 1, 2005.

On a geographic basis, sales in Latin America grew 20.0% in the second quarter of fiscal 2006 as compared with the prior year period driven mainly by higher demand for security and electron device products. Sales in Asia/Pacific increased 9.5% with continued strong demand for wireless products, while sales in Europe were up 3.7%. Sales in North America declined 0.7% due mainly to lower demand for display systems in the U.S. and Canada, offset somewhat by growth in wireless products sales in the U.S.

“We are extremely pleased with the year-over-year improvement in operating income for the quarter,” said Edward J. Richardson, Chairman of the Board and Chief Executive Officer. “Achieving higher sales and improving gross margin while keeping operating spending levels in line with last year’s second quarter will assist us in achieving our goal of continuous operating performance improvement.”

On Thursday, January 12, 2006 at 9:00 a.m. CST, Mr. Edward J. Richardson, Chairman and Chief Executive Officer, will host a conference call to discuss the release. A question and answer session will be included as part of the call’s agenda. To listen to the call, please dial 800-288-8976 approximately five minutes prior to the start of the call. A replay of the call will be available from 12:30 p.m. on January 12, 2006 through April 13, 2006. The telephone numbers for the replay are (USA) 800-475-6701 and (International) 320-365-3844; access code 808051.

This release includes certain “forward-looking” statements as defined by the SEC. Statements in this press release regarding the Company’s business which are not historical facts represent “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s annual report on Form 10-K. The Company assumes no responsibility to update the forward-looking statements in this release as a result of new information, future events, or otherwise.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless & Power Conversion; Electron Device; Security; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

Richardson Electronics, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited) (in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 3, 2005	November 27, 2004	December 3, 2005	November 27, 2004
Net sales	$155,837	$151,274	$313,982	$289,721
Cost of sales	116,199	114,320	235,528	219,238

Gross margin	39,638	36,954	78,454	70,483
Selling, general and administrative expenses	32,234	32,048	65,301	61,264
Gain on disposal of assets	(22)	(17)	(162)	(27)

Operating income	7,426	4,923	13,315	9,246

Other (income) expense:
Interest expense	2,320	2,184	4,641	4,441
Investment income	(23)	—	(131)	—
Foreign exchange (gain) loss	3,819	(3,299)	3,682	(2,398)
Other, net	131	(89)	175	(52)

Total other (income) expense	6,247	(1,204)	8,367	1,991

Income before income taxes	1,179	6,127	4,948	7,255
Income tax provision	705	2,082	2,912	2,404

Net income	$474	$4,045	$2,036	$4,851

Net income per share, as restated:
Net income per share - basic (1):
Common stock	$0.03	$0.24	$0.12	$0.30

Common stock average shares outstanding	14,293	14,126	14,284	13,420

Class B common stock	$0.02	$0.21	$0.11	$0.27

Class B common stock average shares outstanding	3,110	3,158	3,110	3,158

Net income per share - diluted (1):
Common stock	$0.03	$0.23	$0.12	$0.29

Common stock average shares outstanding	17,462	17,479	17,475	16,801

Class B common stock	$0.02	$0.21	$0.11	$0.26

Class B common stock average shares outstanding	3,110	3,158	3,110	3,158

Dividends per common share	$0.040	$0.040	$0.080	$0.080

Dividends per Class B common share	$0.036	$0.036	$0.072	$0.072

(1)	Earnings per share reflects the application of EITF No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 28, Earnings Per Share,” and was computed using the two-class method for all periods presented.

Certain amounts in fiscal 2005 were reclassified to conform with the fiscal 2006 presentation.

Richardson Electronics, Ltd.

Sales and Gross Margin

For the Second Quarter and Six Months of Fiscal 2006 and 2005

(In thousands, unaudited)

By Business Unit:

	Sales			Gross Margin
	FY 2006	FY 2005	% Change	FY 2006	GM% of Sales	FY 2005	GM% of Sales
Second Quarter
RF, Wireless & Power Division	$79,547	$74,705	6.5%	$18,728	23.5%	$17,706	23.7%
Electron Device Group	24,629	23,957	2.8%	7,761	31.5%	7,482	31.2%
Security Systems Division	28,268	27,360	3.3%	7,155	25.3%	7,304	26.7%
Display Systems Group	21,894	23,562	-7.1%	6,118	27.9%	5,298	22.5%
Corporate	1,499	1,690		(124)		(836)

Total	$155,837	$151,274	3.0%	$39,638	25.4%	$36,954	24.4%

Six Months
RF, Wireless & Power Division	$160,799	$146,513	9.8%	$37,409	23.3%	$34,433	23.5%
Electron Device Group	48,372	46,223	4.6%	15,292	31.6%	14,532	31.4%
Security Systems Division	55,172	53,121	3.9%	14,169	25.7%	13,802	26.0%
Display Systems Group	46,344	40,542	14.3%	12,133	26.2%	9,431	23.3%
Corporate	3,295	3,322		(549)		(1,715)

Total	$313,982	$289,721	8.4%	$78,454	25.0%	$70,483	24.3%

By Geographic Area:
	Sales			Gross Margin
	FY 2006	FY 2005	% Change	FY 2006	GM% of Sales	FY 2005	GM% of Sales
Second Quarter
North America	$79,219	$79,765	-0.7%	$21,052	26.6%	$20,767	26.0%
Europe	34,925	33,664	3.7%	9,173	26.3%	9,195	27.3%
Asia/Pacific	34,793	31,776	9.5%	8,221	23.6%	7,740	24.4%
Latin America	5,980	4,983	20.0%	1,627	27.2%	1,432	28.7%
Corporate	920	1,086		(435)		(2,180)

Total	$155,837	$151,274	3.0%	$39,638	25.4%	$36,954	24.4%

Six Months
North America	$161,340	$154,105	4.7%	$42,541	26.4%	$39,736	25.8%
Europe	67,731	63,166	7.2%	18,783	27.7%	17,622	27.9%
Asia/Pacific	71,993	60,565	18.9%	17,359	24.1%	14,456	23.9%
Latin America	11,980	9,848	21.6%	3,149	26.3%	2,726	27.7%
Corporate	938	2,037		(3,378)		(4,057)

Total	$313,982	$289,721	8.4%	$78,454	25.0%	$70,483	24.3%

Note:	Certain amounts in fiscal 2005 were reclassified to conform with the fiscal 2006 presentation.

The modification includes reclassifying customer cash discounts from selling, general and administrative expense to net sales, and the reorganization of RF, Wireless & Power Division (formerly RF & Wireless Communications Group) and Electron Device Group (formerly Industrial Power Group) in the second quarter of fiscal 2006. Europe includes sales and gross margins to Middle East and Africa. Latin America includes sales and gross margins to Mexico. Corporate consists of freight, other non-specific net sales and gross margins, and customer cash discounts.

Richardson Electronics, Ltd.

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited December 3, 2005	May 28, 2005
Assets
Current assets:
Cash and cash equivalents	$15,972	$24,530
Receivables, less allowance of $1,826 and $1,934	108,584	106,928
Inventories	112,012	102,272
Prepaid expenses	4,193	3,293
Deferred income taxes	7,090	6,644

Total current assets	247,851	243,667

Other assets:
Property, plant and equipment, net	31,838	31,821
Goodwill	12,430	6,149
Other intangible assets, net	2,268	1,018
Non-current deferred income taxes	423	428
Assets held for sale	160	—
Other assets	4,686	4,735

Total other assets	51,805	44,151

Total assets	$299,656	$287,818

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$49,332	$39,305
Accrued liabilities	24,041	22,731
Current portion of long-term debt	23,426	22,305

Total current liabilities	96,799	84,341

Non-current liabilities:
Long-term debt, less current portion	94,698	98,028
Non-current liabilities	1,009	1,401

Total non-current liabilities	95,707	99,429

Total liabilities	192,506	183,770

Stockholders’ equity:
Common stock, $.05 par value; issued 15,644 shares at December 3, 2005 and 15,597 shares at May 28, 2005	782	780
Class B common stock, convertible, $.05 par value; issued 3,110 shares at December 3, 2005 and 3,120 shares at May 28, 2005	155	156
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in capital	120,492	121,591
Common stock in treasury, at cost; 1,329 shares at December 3, 2005 and 1,332 shares at May 28, 2005	(7,876)	(7,894)
Accumulated deficit	(7,906)	(9,942)
Accumulated other comprehensive income (loss)	1,503	(643)

Total stockholders’ equity	107,150	104,048

Total liabilities and stockholders’ equity	$299,656	$287,818

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.

Date: January 17, 2006	By:	/s/ David J. DeNeve
	Name:	David J. DeNeve
	Title:	Senior Vice President and
Chief Financial Officer